EXHIBIT 99.1

STORE Capital Announces Expanded Credit Facility

Increases Borrowing Capacity, Improves Pricing and Enhances Operational Flexibility

SCOTTSDALE, Ariz., September 22, 2015 — STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has expanded its unsecured credit facility from $300 million to $400 million and the accordion feature from $200 million to $400 million for a total maximum borrowing capacity of $800 million. The credit facility matures in September 2019 and includes a one-year extension option subject to certain conditions. The expanded credit facility is effective September 22, 2015.

KeyBanc Capital Markets Inc. and Wells Fargo Securities, LLC are acting as Joint Lead Arrangers and Joint Book Runners of this expanded credit facility, with KeyBank National Association as Administrative Agent; Wells Fargo Bank, National Association as Syndication Agent; BMO Harris Bank, N.A., Regions Bank and SunTrust Bank as Co-Documentation Agents.

“Expanding our unsecured credit facility on highly attractive terms is part of our strategy to keep a flexible capital structure and we appreciate the continued support of our lending partners,” said Christopher Volk, President and Chief Executive Officer.  “The increased borrowing capacity, coupled with our A+ rated long-term debt conduit, STORE Master Funding, and our well-diversified collateral pool with over $1 billion in unencumbered assets, equips us with a highly-efficient capital structure to meet the continued strong demand for our flexible net-lease financing solutions.”

About STORE Capital

STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 1,200 property locations, substantially all of which are profit centers, in 46 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Forward-Looking Statements

Certain statements contained in this press release that are not historical facts contain forward-looking statements. Forward-looking statements can be identified by the use of words such as “estimate,” “anticipate,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “seek,” “approximate” or “plan,” or the negative of these words and phrases or similar words or phrases. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. For more information on risk factors for STORE Capital’s business, please refer to the periodic reports and prospectuses it files with the SEC from time to time. These forward-looking statements speak only as of the date of this press release and should not be relied upon as predictions of future events. STORE Capital expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein, to reflect any change in STORE

Capital’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Financial Profiles

Moira Conlon, (310) 622-8220

Beth Sackovich, (310) 622-8237

STORECapital@finprofiles.com

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